Exhibit 10.3
MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN
GLOBAL Time-Based RESTRICTED STOCK UNIT
AWARD AGREEMENT
This GLOBAL Time-Based RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and Pamela H. Patsley (the “Participant”). The grant date of this award is February 25, 2015 (the “Grant Date”).

1.	Award.
The Company hereby grants to the Participant a time-based Restricted Stock Unit (an “RSU”) award covering 323,051 shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company according to the terms and conditions as provided in this Agreement, including any country-specific appendix thereto (the “Appendix”), and in the Company’s 2005 Omnibus Incentive Plan (the “Plan”). Each RSU represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The RSUs are granted under Section 6(c) and 6(d) of the Plan. The RSUs are subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 8(c) of this Agreement. A copy of the Plan will be furnished upon request of the Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.

2.	Vesting.

(a)Unless otherwise provided in this Agreement, the RSUs granted under this Agreement shall vest as follows, provided the Participant remains continuously employed by the Company or a Subsidiary from the Grant Date through each anniversary (each a “Vesting Date”):

Vesting Date	Aggregate Percentage Vested
1st Anniversary of Grant Date	33.3%
2nd Anniversary of Grant Date	33.3%
3rd Anniversary of Grant Date	33.4%

(b)The Participant shall have no rights to the Shares until the RSUs have vested. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company.
(c)For purposes of this Agreement, “Subsidiary” shall mean any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(d)In the event the Participant would otherwise become vested in a fractional portion of an RSU (a “Fractional RSU”) based on the vesting terms set forth in Section 2(a), the Fractional RSU shall instead remain unvested until the final Vesting Date; provided, however, that if the Participant would otherwise vest in a subsequent Fractional RSU prior to the final Vesting Date for the RSUs and such Fractional RSU taken together with a previous Fractional RSU that remained unvested would equal a whole RSU, then such Fractional RSU shall vest.  Upon the final Vesting Date, the value of any remaining Fractional RSUs shall be rounded up to the nearest whole RSU.

3.Settlement of RSUs. Any RSUs that vest shall be paid to the Participant solely in whole Shares (i) on the date the RSUs vest in accordance with Section 2 above, including upon a vesting event arising pursuant to Section 6 hereof, or (ii) if sooner, on the date the RSUs vest pursuant to Section 5 below; provided, however, that if the Change in Control giving rise to the vesting acceleration event pursuant to Section 5 below is not a “change in control event” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), then the RSUs that vest pursuant to Section 5 shall be paid instead in accordance with Section 3(i).
4.Restrictions on Transfer.
(a)Except as otherwise provided by the Plan or by the Committee, the RSUs shall not be transferable other than by will or by the laws of descent and distribution. The RSUs may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the RSUs shall be void and unenforceable against the Company or any Subsidiaries.
(b)None of the Shares acquired pursuant to the RSU award shall be assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the United States Securities Act of 1933, as amended).
5.Effect of Involuntary Termination Following Change in Control. Notwithstanding the vesting provisions contained in Section 2 above or 6 below, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control (as defined below) the following provisions shall apply:

(a)Notwithstanding the other provisions of this Section 5, if the RSUs are assumed or otherwise replaced in connection with a Change in Control and the Participant’s employment is terminated by the Company or any of its Subsidiaries without Cause (as defined below) or the Participant terminates her employment for “Good Reason” (as such term is defined below) in each case within 12 months following the occurrence of such Change in Control but prior to a Vesting Date, then the unvested RSUs will automatically accelerate and become vested in full. The vesting acceleration benefits provided under this Section 5(a) are subject to the satisfaction of the conditions set forth in Section 6.6 of the Employment Agreement.
(b)For purposes of this Agreement, “Good Reason” shall mean, without the Participant’s consent, (i) any material reduction in the Participant’s position or responsibilities, excluding the failure to continue to serve as Executive Chairman of the Company or an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction of the Participant’s Base Salary, or Target Bonus (as these terms are defined in the Employment Agreement) opportunity then in effect, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company; or (iii) the reassignment of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work on the Grant Date; provided that none of the events described in clauses (i), (ii) and (iii) shall constitute Good Reason hereunder unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate her employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period.
Notwithstanding anything else to the contrary contained in this Agreement or the Employment Agreement, if the Company temporarily suspends the Participant from her duties but retains the Participant as an employee pending or during an investigation of whether an act or omission by the Participant constitutes Cause, and the Participant tenders her resignation based on Good Reason with respect to the suspension of duties within the required period for resigning for Good Reason, the

Company may delay treating such resignation as for Good Reason until the completion of the investigation and need not treat the resignation as based on Good Reason at such date if it can then establish Cause; provided, however, that the Participant shall retain her right to terminate employment for Good Reason based on other factors, if applicable.
(c)For purposes of this Agreement, “Change in Control” shall mean (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or (iii) the merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and for the avoidance of doubt a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the Investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the Investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company; and provided, further, that to the extent necessary to comply with Code Section 409A with respect to the payment of deferred compensation, “Change in Control” shall be limited to a “change in control event” within the meaning of Code Section 409A.
For purposes hereof, “Investors” shall mean the “Investors” as defined in that certain Amended and Restated Purchase Agreement, dated March 17, 2008, by and between the Company and the other parties thereto, and their respective affiliates (not including the Company).
(d)For purposes of this Agreement, “Cause” shall mean a good faith finding by the Company’s Board of Directors (the “Board”) of: (A) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within the Participant’s control and consistent with the Participant’s status as a senior executive of the Company and her duties and responsibilities hereunder (except for a failure that is attributable to the Participant’s illness, injury or Disability) for a period of 10 days following written notice by the Company to the Participant of such failure; (B) fraud or material dishonesty in the performance of the Participant’s duties hereunder; (C) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment of the Participant for a felony under the laws of the United States or any state thereof; (E) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; (F) the Participant’s material breach of the Company’s Code of Conduct and Ethics or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach has a material adverse effect on the Company; or (G) the Participant’s breach of the provisions of Sections 8.1, 8.2, 8.3 or 8.4 of the Employment Agreement which breach has a material adverse effect on the Company.
(e)For purposes of this Agreement, “Employment Agreement” shall mean the Employment Agreement dated March 27, 2013 by and among the Company and the Participant.

6.Effect of Termination of Employment. Except as provided in this Section 6 and in Section 5 above or as otherwise may be determined by the Committee, if the Participant ceases to be an employee of the Company or any of its Subsidiaries, the following actions shall occur:
(a)Termination for Cause; Resignation Without Good Reason. If the Participant’s employment with the Company or any of its Subsidiaries is terminated for Cause (as defined below) or the Participant resigns other than for Good Reason, any RSUs that are not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall be immediately forfeited.
(b)Involuntary Termination (in the absence of a Change in Control). If the Participant’s employment with the Company or any of its Subsidiaries is terminated by the Company without Cause or by the Participant for Good Reason, then the unvested portion of the RSUs shall remain outstanding and eligible to vest following the date of termination as if such employment termination had not occurred, provided that if the Participant breaches her obligations pursuant to Section 8 of the Employment Agreement, such unvested portion shall be immediately forfeited without consideration.
(c)Death/Disability. Upon the termination of the Participant’s employment due to the Participant’s death or Disability (as defined below), then a pro-rated portion of the RSUs (determined by multiplying the total number of RSUs subject to the award by a fraction, the numerator of which is the number of days during the vesting period (i.e., the period commencing the Grant Date and ending on the third anniversary of the Grant Date) that the Participant is employed with the Company and the denominator of which is the total number of days in the vesting period) shall remain outstanding and eligible to vest following the termination of employment as if such employment termination had not occurred.
(d)For purposes of this Agreement, “Disability” shall mean a determination by a qualified independent physician mutually acceptable to the Participant and the Company that the Participant is unable to perform her duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period of 120 consecutive days or 180 days in any 365 day period. The Participant shall fully cooperate in connection with the determination of whether Disability exists. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
(e)For purposes of this Agreement, the Participant shall cease to be continuously employed (whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any) as of the date that the Participant is no longer actively providing services and will not be continuously employed for purposes of the Plan through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the RSU award, and if the Participant is a U.S. taxpayer, such determination shall be made in accordance with Code Section 409A.
(f)The continued vesting benefits provided in this Section 6 are subject to satisfaction of the conditions set forth in Section 6.6 of the Employment Agreement.
7.Forfeiture and Repayment Provisions.
(a)Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the RSUs) in a timely manner following the Grant Date may result in the forfeiture of the RSUs, as determined in the sole discretion of the Company.
(b)The right to vest in the RSUs shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 7, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of the Post-Employment Restriction Agreement.
(c)The Company is authorized to suspend or terminate this RSU award prior to or after termination of employment if the Company reasonably determines that:
(i)The Participant engaged in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement.
(ii)During the Participant’s employment with the Company or any of its Subsidiaries, the Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or
(iii)During the Participant’s employment with the Company or any of its Subsidiaries, the Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company.
(d)If, at any time after the RSUs have vested or have been settled, in whole or in part, the Company reasonably determines that any of the actions or inactions contemplated under Sections 7(c)(i) through 7(c)(iii) have occurred, then any gain (without regard to tax effects) realized by the Participant from such vesting shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 7(d).
8.Miscellaneous.
(a)Issuance of Shares. Upon any vesting of the RSUs, and subject to the payment of any Tax-Related Items (as defined under Section 8(d) below), the Company shall deliver the Shares in book entry form at the times specified in Section 3 above. The Shares acquired shall be registered in the name of the Participant, the Participant’s transferee, or if the Participant so requests, in writing at the time of vesting, jointly in the name of the Participant and another person with rights of survivorship. If the Participant dies, the Shares acquired shall be registered in the name of the person entitled to receive the Shares in accordance with the Plan.
(b)Rights as Shareholder. RSUs are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of an RSU shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 8(a) hereof.
(c)Adjustments to Award.
(i)In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the RSUs, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this RSU award

(including, without limitation, the number and kind of Shares subject to this RSU award) shall be adjusted as set forth in Section 4(c) of the Plan.
(ii)Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this RSU award (including, without limitation, the number and kind of Shares subject to this RSU award) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.
(d)Responsibility for Taxes.
(i)Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting/settlement of the RSUs. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the RSUs, the Participant authorizes and directs the Company and/or its agent to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant at vesting/settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
(iii)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(iv)Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
(f)Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(ii)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(iii)all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
(iv)the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;
(v)the Participant is voluntarily participating in the Plan;
(vi)the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(vii)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;
(viii)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(ix)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(x)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Participant’s employment or service agreement, if any, or of any employment law in the country where the Participant resides and/or is employed, even it otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
(g)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with her own personal tax, legal and financial advisors regarding her participation in the Plan before taking any action related to the Plan.
(h)Data Privacy.
(i)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(ii)The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(iii)The Participant understands that Data will be transferred to E*Trade Financial Services, or such other stock plan service provider as may be selected by the Company in the future or other stock plan service provider that is selected by the Participant to the extent permitted by the Company in its sole discretion, in each case, that is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that she may request a list with the names and addresses of any potential recipients of the Data by contacting her local human resources representative. The Participant authorizes the Company, E*Trade Financial Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing her local human resources representative. Further, the Participant understands that she is providing the consents herein on a purely voluntary basis. If the Participant does not consent or if the Participant later seeks to revoke her consent, her status as an employee and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing her consent is that the Company would not be able to grant RSUs or other equity awards or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that she may contact her local human resources representative.
(i)Reservation of Shares. The Company shall at all times during the term of the RSU award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.
(j)Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(k)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(l)Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(m)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(n)Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(o)Notices. The Participant should send all written notices regarding this Agreement or the Plan to the Company at the following address:
MoneyGram International, Inc.
EVP, General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
(p)Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 8(c) above, this Section 8(p) hereof and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable under the laws of the country in which the Participant resides pertaining to the issuance or sale of Shares or to facilitate the administration of the Plan.

(q)Entire Agreement. This Agreement, including the Appendix, and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.
(r)Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(s)Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this RSU award pursuant to the provisions of this Agreement.
(t)Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
(u)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(v)Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement or of a breach by the Participant shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant.
(w)No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant or any other person.
(x)Section 409A Provisions. This Agreement is intended to comply with Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that the payment of RSUs hereunder that constitutes “deferred compensation” to the Participant under Code Section 409A is otherwise payable to the Participant under the Plan or this Agreement solely by reason of the Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that the circumstances giving rise to such termination of employment meet the definition of a “separation from service,” within the meaning of Code Section 409A. If the payment of RSUs constitutes deferred compensation subject to Code Section 409A, is made on account of a separation from service and the Participant is a specified employee as defined in Section 409A(a)(2)(B) of the Code at the time of such separation from service, the RSUs shall be paid instead on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement on the date set forth in the first paragraph.

MONEYGRAM INTERNATIONAL, INC.
By:______________________
PAMELA H. PATSLEY
By:______________________